Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-265212) and Form S-8 (Nos. 333-239179 and 333-215350) of our report dated March 21, 2023, relating to the consolidated financial statements that appear in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

March 21, 2023

Denver, Colorado